Pricing supplement No. 690VV
To prospectus dated October 10, 2006,
prospectus supplement dated November 13, 2006,
underlying supplement no. 17 dated August 11, 2008, and
product supplement VV dated March 18, 2009
Registration Statement No. 333-137902 Dated July 9, 2009; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,199,000
Buffered Absolute Return Barrier Securities Linked to the iShares® MSCI EAFE® Index Fund due on February 15, 2011

General
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Buffered Absolute Return Barrier Securities linked to the iShares® MSCI EAFE® Index Fund due February 15, 2011 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the iShares® MSCI EAFE® Index Fund (the “Index Fund”). The first 20.00% of any decline in the Final Index Fund Level as compared to the Initial Index Fund Level is protected. Accordingly, if the Index Fund declines more than 20.00% from its Initial Index Fund Level, investors must be willing to lose up to 80.00% of their investment. Investors should be willing to forgo interest and dividend payments.

•	Senior unsecured obligations of Deutsche Bank AG due February 15, 2011.
•	Denominations of $1,000 (the “Face Amount”) and multiples thereof, and minimum initial investments of $1,000.
•	The securities priced on July 9, 2009 and are expected to settle on July 14, 2009 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch.
Index Fund:	iShares® MSCI EAFE® Index Fund
Issue Price:	100.00% of the Face Amount.
Buffer Level:	20.00%
Upper Index Fund Barrier:	63.48, equal to 142.50% of the Initial Index Fund Level.
Lower Index Fund Barrier:	35.64, equal to 80.00% of the Initial Index Fund Level.
Barrier Event:	A Barrier Event will occur if on any day during the Observation Period the closing level of the Index Fund exceeds the Upper Index Fund Barrier or declines below the Lower Index Fund Barrier.
Payment at Maturity:	At maturity, you will receive a cash payment based on the performance of the Index Fund, and whether a Barrier Event occurs, as follows:
If a Barrier Event has not occurred, you will receive a cash payment at maturity per security equal to: $1,000 + ($1,000 x Absolute Index Fund Return) If a Barrier Event has occurred and,
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if the Final Index Fund Level is greater than or equal to the Initial Index Fund Level or if the Final Index Fund Level declines from the Initial Index Fund Level but such decline is less than or equal to the Buffer Level, you will receive a cash payment at maturity per security equal to:
$1,000

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if the Final Index Fund Level declines from the Initial Index Fund Level, and such decline is greater than the Buffer Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Index Fund Level declines from the Initial Index Fund Level beyond the Buffer Level. Accordingly, if the Final Index Fund Level declines from the Initial Index Fund Level beyond the Buffer Level, you will receive a cash payment at maturity per security equal to:

$1,000 + ($1,000 x (Index Fund Return + Buffer Level))
If the Final Index Fund Level declines from the Initial Index Fund Level by more than the Buffer Level, you could lose up to 80.00% of your initial investment in the securities.

Index Fund Return:	Final Index Fund Level – Initial Index Fund Level Initial Index Fund Level
Absolute Index Fund Return:	The absolute value of the Index Fund Return.
Initial Index Fund Level:	44.55, the closing level of the Index Fund on the Trade Date.
Final Index Fund Level:	The closing level of the Index Fund on the Final Valuation Date.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Observation Period:	The period of trading days on which there is no market disruption event with respect to the Index Fund commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	July 9, 2009
Final Valuation Date:
February 10, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
February 15, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 M5 9
ISIN:	US2515A0M594

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$2,199,000.00	$16,492.50	$2,182,507.50
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 of securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$2,199,000.00	$122.70

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement VV dated March 18, 2009 and underlying supplement no. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement VV dated March 18, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509057373/d424b21.pdf

•	Underlying supplement no. 17 dated August 11, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement, and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Payment at Maturity of the Securities assuming a range of performance for the Index Fund?

The table below illustrates the Payment at Maturity per $1,000 security Face Amount for a hypothetical range of performance for the Index Fund from -100.00% to +100.00% and uses a Buffer Level of 20.00%, an Initial Index Fund Level of 44.55, an Upper Index Fund Barrier of 63.48 (equal to 142.50% of the Initial Index Fund Level) and a Lower Index Fund Barrier of 35.64 (equal to 80% of the Initial Index Fund Level). The “payment return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Index Fund Never Closes Outside the Stated Index Fund Barriers on Any Trading Day During the Observation Period		Index Fund Closes Outside the Stated Index Fund Barriers on Any Trading Day During the Observation Period
Hypothetical Final Index Fund Level	Index Fund Return (%)	Payment at Maturity($)	Payment Return (%)	Payment at Maturity($)	Payment Return (%)
89.10	100.00%	N/A	N/A	$1,000.00	0.00%
77.96	75.00%	N/A	N/A	$1,000.00	0.00%
66.83	50.00%	N/A	N/A	$1,000.00	0.00%
63.48	42.50%	$1,425.00	42.50%	$1,000.00	0.00%
57.92	30.00%	$1,300.00	30.00%	$1,000.00	0.00%
53.46	20.00%	$1,200.00	20.00%	$1,000.00	0.00%
49.01	10.00%	$1,100.00	10.00%	$1,000.00	0.00%
46.78	5.00%	$1,050.00	5.00%	$1,000.00	0.00%
44.55	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
42.32	-5.00%	$1,050.00	5.00%	$1,000.00	0.00%
40.10	-10.00%	$1,100.00	10.00%	$1,000.00	0.00%
35.64	-20.00%	$1,200.00	20.00%	$1,000.00	0.00%
31.19	-30.00%	N/A	N/A	$900.00	-10.00%
26.73	-40.00%	N/A	N/A	$800.00	-20.00%
22.28	-50.00%	N/A	N/A	$700.00	-30.00%
11.14	-75.00%	N/A	N/A	$450.00	-55.00%
0.00	-100.00%	N/A	N/A	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index Fund increases by 10% from the Initial Index Fund Level of 44.55 to a Final Index Fund Level of 49.01, and the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period. Because the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier, the Payment at Maturity is equal to $1,100.00 per $1,000 security Face Amount, calculated as follows:

$1,000 + ($1,000 x Absolute Index Fund Return) =
$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 2: The level of the Index Fund decreases by 10% from the Initial Index Fund Level of 44.55 to a Final Index Fund Level of 40.10, and the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period. Because the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier, the Payment at Maturity is equal to $1,100.00 per $1,000 security Face Amount calculated as follows:

$1,000 + ($1,000 x Absolute Index Fund Return) =
$1,000 + Absolute value of ($1,000 x -10.00%) = $1,100.00

Example 3: The level of the Index Fund closes above the Upper Index Fund Barrier on at least one trading day during the Observation Period and ultimately increases by 30% from the Initial Index Fund Level of 44.55 to a Final Index Fund Level of 57.92. Because the level of the Index Fund has closed above the Upper Index Fund Barrier and the Final Index Fund Level is greater than the Initial Index Fund Level, the Payment at Maturity is equal to $1,000.00 per $1,000 security Face Amount.

Example 4: The level of the Index Fund closes below the Lower Index Fund Barrier on at least one trading day during the Observation Period and ultimately decreases by 50% from the Initial Index Fund Level of 44.55 to a Final Index Fund Level of 22.28. Because the level of the Index Fund has closed below the Lower Index Fund Barrier, and the decline in the Index Fund from the Initial Index Fund Level to the Final Index Fund Level exceeds the Buffer Level, the Payment at Maturity is equal to $700.00 per $1,000 security Face Amount calculated as follows:

$1,000 + ($1,000 x (Index Fund Return + Buffer Level)) =
$1,000 + ($1,000 x (-50.00% + 20.00%)) = $700.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED – Your ability to participate in the performance of the Index Fund is limited by the Upper Index Fund Barrier and Lower Index Fund Barrier features of the securities. If the Index Fund closing level exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period, you will receive no more than $1,000.00 per $1,000 security Face Amount at maturity. The Absolute Index Fund Return is the absolute value of the Index Fund Return, and thus is positive regardless of whether the Index Fund Return is positive or negative. Because the Upper Index Fund Barrier is 142.50% of the Initial Index Fund Level and the Lower Index Fund Barrier is 80.00% of the Initial Index Fund Level, the maximum return on the securities will be 42.50% of the Face Amount if the Index Fund Return is positive and remains within the stated Index Fund barriers and 20.00% of the Face Amount if the Index Fund Return is negative and remains within the stated Index Fund barriers. If the Index Fund closes outside the stated Index Fund barriers, you will receive at most your initial investment and may lose up to $800.00 for each $1,000 security Face Amount that you invest. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – You will not be protected against a decline in the level of the Index Fund if the Final Index Fund Level is less than the Initial Index Fund Level by more than the Buffer Level. Accordingly, you could lose up to $800.00 for each $1,000 security Face Amount that you invest.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE® INDEX FUND – The return on the securities is linked to the performance of the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Index”). The iShares® MSCI EAFE® Index Fund trades on the NYSE under the ticker symbol “EFA.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE® Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement no. 17 dated August 11, 2008. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the

IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership" regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the securities sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In December 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index Fund or in any of the component stocks comprising the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $200.00 per $1,000 security Face Amount. The return on the securities at maturity is linked to the performance of the iShares® MSCI EAFE® Index Fund and will depend on whether the closing level of the Index Fund exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period. Your investment will be exposed to any decline in the Final Index Fund Level, as compared to the Initial Index Fund Level, beyond the 20.00% Buffer Level. Accordingly, you could lose up to $800.00 for each $1,000 security Face Amount that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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YOUR POTENTIAL RETURN ON THE SECURITIES IS LIMITED AND CONTINGENT UPON THE INDEX FUND CLOSING LEVELS REMAINING WITHIN THE STATED INDEX FUND BARRIERS – Your investment in the securities may not perform as well as an investment in a security with a return based solely on the performance of the Index Fund. Your ability to participate in the performance of the Index Fund is limited by the Upper Index Fund Barrier and Lower Index Fund Barrier features of the securities. If the Index Fund closing level exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period, you will receive no more than $1,000.00 per $1,000 security Face Amount at maturity. The Absolute Index Fund Return is the absolute value of the Index Fund Return, and thus is positive regardless of whether the Index Fund Return is positive or negative. Because the Upper Index Fund Barrier is 142.50% of the Initial Index Fund Level and the Lower Index Fund Barrier is 80.00% of the Initial Index Fund Level, the maximum return on the securities will be 42.50% of the Face Amount if the Index Fund Return is positive and 20.00% of the Face Amount if the Index Fund Return is negative.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The Payment at Maturity on the securities is subject to our creditworthiness.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original Issue Price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price. The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks comprising the Index Fund would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE INDEX FUND TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks underlying the Index Fund and consequently have an impact on the performance of the Index Fund, and may adversely affect the Index Fund Return and/or may cause the Index Fund to close above the Upper Index Fund Barrier or below the Lower Index Fund Barrier. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

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whether the Index Fund closing level has exceeded the Upper Index Fund Barrier or fallen below the Lower Index Fund Barrier on any trading day during the Observation Period and, if not, whether the level of the Index Fund is close to the Upper Index Fund Barrier or the Lower Index Fund Barrier;

•	the expected volatility of the Index Fund;

•	the time remaining to maturity of the securities;

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the dividend rate on the stocks held by the Index Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on Index Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Index Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND – We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Index replicated by the Index Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Index Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Index Fund or underlying the Index and the issuers of the component securities held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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ADJUSTMENTS TO THE INDEX FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the Index Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”), the publisher of the Index. The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Index Fund, which could cause the price of Index Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities.

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THE INDEX FUND AND THE INDEX ARE DIFFERENT – The performance of the Index Fund may not exactly replicate the performance of the Index because the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BGFA may invest up to 10% of the Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK – The prices of the stocks underlying the Index are converted into U.S. dollars in calculating the level of the Index. As a result, the holders of the securities will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Index, and the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the "constructive ownership" regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities. As described above under "Certain Tax Consequences," in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled "Certain U.S. Federal Income Tax Consequences," and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the "constructive ownership" regime, and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from April 19, 2001 through July 9, 2009. The Index Fund closing level on July 9, 2009 was 44.55. We obtained the Index Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index Fund. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment in excess of the Buffer Level.

 Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security Face Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in the securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.